FIFTH AMENDMENT
TO SUBADVISORY AGREEMENT


      THIS AMENDMENT effective as of the 1st day of January, 2010 amends that certain Subadvisory Agreement effective July 1, 1998, as amended as of July 1, 1998, as of November 20, 2002, as of September 1, 2006 and as of June 27, 2007 (the "Agreement") among Virtus Opportunities Trust (formerly known as Phoenix Opportunities Trust) (the "Trust"), a Delaware statutory trust on behalf of its series Virtus Bond Fund (formerly known as Phoenix Bond Fund) and Virtus High Yield Fund (formerly known as Phoenix High Yield Fund) (the "Fund"), Virtus Investment Advisers, Inc. (formerly known as Phoenix Investment Counsel, Inc.), a Massachusetts corporation (the "Adviser") and SCM Advisors, LLC, a California limited liability company (the "Subadviser") as follows:

1. All references to Phoenix Investment Counsel, Inc. are hereby deleted from the Agreement and Virtus Investment
Advisers, Inc. is substituted in its place.

2. All references to Phoenix Opportunities Trust are hereby deleted from the Agreement and Virtus Opportunities Trust is substituted in its place.

3. Phoenix Earnings Driven Growth Fund has been merged out of existence and therefore, all references to Phoenix Earnings
Driven Growth Fund are hereby deleted from the Agreement.

4. The names of the Series party to this Agreement have been changed as follows: Phoenix Bond Fund is now Virtus Bond
Fund and Phoenix High Yield Fund is now Virtus High Yield
Fund.

5. Schedule C to the Agreement is hereby deleted in its entirety and Schedule C attached hereto is substituted in its place to reflect changes to Virtus Bond Fund's and Virtus High Yield Fund's investment subadvisory fee.

6. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement.

7. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.


VIRTUS OPPORTUNITIES TRUST


By:   /s/ George R. Aylward
Name:    George R. Aylward
Title:    President


VIRTUS INVESTMENT ADVISERS, INC.


By: /s/ Francis G. Waltman
Name:    Francis G. Waltman
Title:   Senior Vice President



ACCEPTED:

SCM Advisors, LLC


By:     /s/ George R. Aylward
Name:    George R. Aylward
Title:    Executive Vice President



                                 SCHEDULE C

                              SUBADVISORY FEE

      (a) For services provided to the Series, the Adviser will pay to the Subadviser, a fee, payable in arrears, at the following annual rates. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Series shall be valued as set forth in the then current registration statement of the Fund.

      (b) The fee to be paid to the Subadviser is to be 50% of the net advisory fee. For this purpose, the "net advisory fee" means the advisory fee paid to the Adviser after accounting for any applicable fee waiver and/or expense limitation agreement, which shall not include reimbursement of the Adviser for any expenses or recapture of prior waivers. In the event that the Adviser waives its entire fee and also assumes expenses of the Fund pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount. However, because the Subadviser shares the fee waiver and/or expense assumption equally with the Adviser, if during the term of this Agreement the Adviser later recaptures some or all of the fees so waived or expenses so assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser 50% of the amount recaptured.